EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS 2017

DILUTED EARNINGS OF $2.91 PER SHARE

AND DECLARES DIVIDEND OF 23¢ PER SHARE

SOUTHPORT, CONNECTICUT, February 21, 2018--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for 2017 the Company reported net sales of $522.3 million and diluted earnings of $2.91 per share, compared with net sales of $664.3 million and diluted earnings of $4.59 per share in 2016.

For the fourth quarter of 2017, net sales were $118.2 million and diluted earnings were $0.59 per share. The recently enacted “Tax Cuts and Jobs Act” positively impacted earnings by $0.03 per share. For the corresponding period in 2016, net sales were $161.8 million and diluted earnings were $1.10 per share.

The Company also announced today that its Board of Directors declared a dividend of 23¢ per share for the fourth quarter, for shareholders of record as of March 15, 2018, payable on March 30, 2018. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Christopher J. Killoy made the following observations related to the Company’s 2017 results:

•	In 2017, net sales decreased 21% and earnings per share decreased 37% from 2016. The decrease in earnings is attributable to the sales decline and the unfavorable de-leveraging of fixed manufacturing costs due to the decline in production volumes.

•	The estimated sell-through of the Company’s products from the independent distributors to retailers decreased 17% in 2017 from 2016. For the same period, the National Instant Criminal Background Check System background checks (as adjusted by the National Shooting Sports Foundation) decreased 11%. The decrease in estimated sell-through of the Company’s products from the independent distributors to retailers is attributable to:

▪	Decreased overall consumer demand in 2017 due to stronger-than-normal demand during most of 2016, likely bolstered by the political campaigns for the November 2016 elections,
▪	Reduced purchasing by retailers in an effort to reduce their inventories and generate cash,
▪	Aggressive price discounting and lucrative consumer rebates offered by many of our competitors, and
▪	Excess industry manufacturing capacity, which exacerbated the above factors.

•	New products represented $137.8 million or 27% of firearms sales in 2017, compared to $192.6 million or 29% of firearms sales in 2016. New product sales include only major new products that were introduced in the past two years. In 2017, new products included the Precision Rifle, the Mark IV pistols, the LCP II pistol, and the American pistol. In December 2017, the Company introduced the Pistol Caliber Carbine, the Security-9 pistol, and the EC9s pistol. Due to the timing of these launches, these new products had only a minimal impact on the 2017 financial results.

•	Cash generated from operations during 2017 was $101 million. At December 31, 2017, our cash totaled $63 million. Our current ratio is 3.2 to 1 and we have no debt.

•	In 2017, capital expenditures totaled $34 million. We expect our 2018 capital expenditures to total approximately $15 million.

•	In 2017, the Company returned $89 million to its shareholders through:

▪	The payment of $24 million of dividends, and
▪	The repurchase of 1.3 million shares of our common stock in the open market at an average price of $49.10 per share, for a total of $65 million.

•	At December 31, 2017, stockholders’ equity was $230.1 million, which equates to a book value of $13.21 per share, of which $3.64 per share was cash.

Today, the Company filed its Annual Report on Form 10-K for 2017. The financial statements included in this Annual Report on Form 10-K are attached to this press release.

Tomorrow, February 22, 2018, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the 2017 operating results. Interested parties can access the webcast at Ruger.com/corporate or by dialing 855-871-7398, participant code 9195594.

The Annual Report on Form 10-K is available on the SEC website at www.sec.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Annual Report on Form 10-K to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger

Sturm, Ruger & Co., Inc. is one of the nation’s leading manufacturers of rugged, reliable firearms for the commercial sporting market. As a full-line manufacturer of American-made firearms, Ruger offers consumers over 400 variations of more than 30 product lines. For more than 60 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens,” echoes the importance of these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

December 31,	2017	2016

Assets
Current Assets
Cash and cash equivalents	$63,487	$87,126
Trade receivables, net	60,082	69,442

Gross inventories	87,592	99,417
Less LIFO reserve	(45,180)	(42,542)
Less excess and obsolescence reserve	(2,698)	(2,340)
Net inventories	39,714	54,535

Prepaid expenses and other current assets	3,501	3,660
Total Current Assets	166,784	214,763

Property, Plant, and Equipment	365,013	331,639
Less allowances for depreciation	(261,218)	(227,398)
Net property, plant and equipment	103,795	104,241

Deferred income taxes	—	334
Other assets	13,739	27,541
Total Assets	$284,318	$346,879

STURM, RUGER & COMPANY, INC.

Consolidated Balance Sheets (Continued)

(Dollars in thousands, except per share data)

December 31,	2017	2016

Liabilities and Stockholders’ Equity
Current Liabilities

Trade accounts payable and accrued expenses	$32,422	$48,493
Product liability	729	1,733
Employee compensation and benefits	14,315	25,467
Workers’ compensation	5,211	5,200
Total Current Liabilities	52,677	80,893

Product liability	90	86
Deferred income taxes	1,402	—

Contingent liabilities	—	—

Stockholders’ Equity
Common stock, non-voting, par value $1: Authorized shares – 50,000; none issued
Common stock, par value $1: Authorized shares – 40,000,000 2017 – 24,092,488 issued, 17,427,090 outstanding 2016 – 24,034,201 issued, 18,688,511 outstanding	24,092	24,034
Additional paid-in capital	28,329	27,211
Retained earnings	321,323	293,400
Less: Treasury stock – at cost 2017 – 6,665,398 shares 2016 – 5,345,690 shares	(143,595)	(78,745)
Total Stockholders’ Equity	230,149	265,900
Total Liabilities and Stockholders’ Equity	$284,318	$346,879

STURM, RUGER & COMPANY, INC.

Consolidated Statements of Income and Comprehensive Income

(In thousands, except per share data)

Year ended December 31,	2017	2016	2015

Net firearms sales	$517,701	$658,433	$544,850
Net castings sales	4,555	5,895	6,244
Total net sales	522,256	664,328	551,094

Cost of products sold	368,248	444,774	378,934

Gross profit	154,008	219,554	172,160

Operating Expenses:
Selling	49,232	56,146	49,864
General and administrative	28,396	29,004	27,864
Other operating income, net	31	(5)	(113)
Total operating expenses	77,659	85,145	77,615

Operating income	76,349	134,409	94,545

Other income:
Royalty income	506	1,142	1,084
Interest income	27	14	5
Interest expense	(152)	(186)	(156)
Other income, net	916	542	622
Total other income, net	1,297	1,512	1,555

Income before income taxes	77,646	135,921	96,100

Income taxes	25,504	48,449	33,974

Net income and comprehensive income	$52,142	$87,472	$62,126

Basic Earnings Per Share	$2.94	$4.62	$3.32

Diluted Earnings Per Share	$2.91	$4.59	$3.21

Cash Dividends Per Share	$1.36	$1.73	$1.10

STURM, RUGER & COMPANY, INC.

Consolidated Statements of Cash Flows

(In thousands)

Year ended December 31,	2017	2016	2015

Operating Activities
Net income	$52,142	$87,472	$62,126
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	34,264	35,355	36,235
Stock-based compensation	3,659	3,054	4,530
Excess and obsolescence inventory reserve	358	522	(1,468)
Loss (gain) on sale of assets	31	59	(113)
Deferred income taxes	1,736	1,836	(3,257)
Changes in operating assets and liabilities:
Trade receivables	9,360	2,279	(21,986)
Inventories	14,463	(17,958)	9,058
Trade accounts payable and accrued expenses	(16,060)	5,602	6,808
Employee compensation and benefits	(11,466)	(3,186)	9,378
Product liability	(1,000)	1,075	(101)
Prepaid expenses, other assets and other liabilities	13,704	(6,348)	6,553
Income taxes payable	—	(4,962)	4,806
Cash provided by operating activities	101,191	104,800	112,569

Investing Activities
Property, plant, and equipment additions	(33,596)	(35,215)	(28,705)
Net proceeds from sale of assets	3	325	222
Cash used for investing activities	(33,593)	(34,890)	(28,483)

Financing Activities
Dividends paid	(23,905)	(32,815)	(20,569)
Tax benefit from share-based compensation	—	8,825	436
Repurchase of common stock	(64,850)	(14,018)	(2,841)
Payment of employee withholding tax related to share-based compensation	(2,482)	(14,001)	(999)
Proceeds from exercise of stock options	—	—	211
Cash used for financing activities	(91,237)	(52,009)	(23,762)

(Decrease) increase in cash and cash equivalents	(23,639)	17,901	60,324
Cash and cash equivalents at beginning of year	87,126	69,225	8,901
Cash and cash equivalents at end of year	$63,487	$87,126	$69,225

Non-GAAP Financial Measure

In an effort to provide investors with additional information regarding its results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and one non-GAAP financial measure, EBITDA, which management believes provides useful information to investors. This non-GAAP measure may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measure should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA is useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

Year ended December 31,	2017	2016

Net income	$52,142	$87,472

Income tax expense	25,504	48,449
Depreciation and amortization expense	34,264	35,355
Interest expense	152	186
Interest income	(27)	(14)
EBITDA	$112,035	$171,448

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates this by adding the amount of interest expense, income tax expense and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income to arrive at EBITDA. The Company’s EBITDA calculation also excludes any one-time non-cash, non-operating expense.